Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated March 16, 2018

Relating to Preliminary Prospectus issued March 14, 2018

Registration Statement No. 333-223300

SPOTIFY TECHNOLOGY S.A.

This free writing prospectus relates to the Registration Statement on Form F-1 (File No. 333-223300), as amended (the “Registration Statement”), that Spotify Technology S.A. (“Spotify”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

On March 16, 2018, Spotify re-posted on its investor relations website a video entitled “ “Why Direct List?” A transcript of the video is set forth below.

Except as set forth below, information on, or accessible through, Spotify’s website is not part of or incorporated by reference in this free writing prospectus, nor is it part of or incorporated by reference in the preliminary prospectus or Registration Statement.

You should consider statements in the video as set forth in the transcript below only after carefully evaluating all of the information in the preliminary prospectus contained from time to time within the Registration Statement and the final prospectus to be subsequently filed with the SEC. In particular, you should carefully read the “Risk Factors” described in such preliminary prospectus and in such final prospectus. The Registration Statement has not been declared effective by the SEC, and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the Registration Statement becoming effective and the filing of the final prospectus with the SEC.

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“Why Direct List?” Transcript

Many people have speculated about why Spotify is pursuing a Direct Listing.

We think it is best that you hear directly from us why we think this is the right approach for the people at Spotify.

From where we sit, there are five key reasons.

First, to list without the Company having to sell shares.

Second, to offer liquidity for shareholders.

Third, to provide equal access to all buyers and sellers.

Fourth, to conduct the process with radical transparency.

And fifth, is to enable market-driven price discovery through the New York Stock Exchange.

So, let’s take a look at each one individually.

Spotify is not selling any shares. There is no underwritten offering and there are no underwriters.

Why? Because there’s no reason to dilute our existing shareholders to raise money we don’t need.

We are already well capitalized, with over one-point-five billion euro in cash and cash equivalents as of year-end, have no debt after the exchange of our Convertible Notes, and have positive Free Cash Flow.

As a publicly listed company, Spotify’s private investors and employee shareholders will be able to sell their shares on the New York Stock Exchange, instead of the private market.

They will also be able to sell their shares at a time of their choosing, subject to securities laws.

And as a publicly listed company, new investors will be able to purchase Spotify shares should they wish, provided there is a willing seller.

Our third reason is to provide equal access to buyers and sellers.

Any investor who wants to buy Spotify shares will be able to do so on the Exchange. There’s no underwriting syndicate, no limited float, no IPO allocations, and no preferential treatment for any investor. Unlike the traditional IPO, it’s a completely level playing field with no built in “pop” for anyone.

Our shareholders and employees will not be subjected to any underwriter mandated lockups, so supply will not be unnaturally constrained and price will not be distorted by market stabilization activities or short sellers gaming a lock-up expiration.

Our fourth reason is to ensure that we conduct the Direct Listing process with radical transparency. Spotify has filed a Form F-1 with the SEC that provides full financial disclosure, just like we would have if we had conducted a traditional underwritten IPO.

Instead of a traditional roadshow process focused on a relatively small group of U.S. based institutional investors, we are hosting an Investor Day presentation which will be streamed live and viewable around the world. A recording will be made available for subsequent and unrestricted playback and reference.

And our entire leadership team will be participating so that investors can hear directly from the management team running the company.

Finally, just like a publicly traded company, Spotify will be issuing guidance to the market, prior to the commencement of trading on the New York Stock Exchange.

And lastly, we believe that market forces should drive price discovery, like they do for the majority of publicly traded stocks where supply and demand find equilibrium through a transparent process, without the friction created by traditional lock-ups and a limited float.

It is our belief that the wisdom of crowds trumps expert intervention, and that the market price for Spotify will find equilibrium through natural market forces.

We set out to reimagine the IPO process, because we believe we can. Why? Because…

Our brand is well known and well liked.

We have global scale.

We have an easy to understand business mode.

We have a transparent company culture.

And we have a belief that the stock price will take care of itself if we build a great company.

Thank you for your time and interest.

References:

We define “Free Cash Flow” as net cash flows (used in)/from operating activities less capital expenditures and change in restricted cash. We believe Free Cash Flow is a useful supplemental financial measure for us and investors in assessing our ability to pursue business opportunities and investments and to service our debt. Free Cash Flow is not a measure of our liquidity under IFRS and should not be considered as an alternative to net cash flows (used in)/from operating activities. Free Cash Flow is a non-IFRS measure and is not a substitute for IFRS measures in assessing our overall financial performance.

Forward Looking Statements

The video contains estimates and forward-looking statements. All statements other than statements of historical facts contained in the video may be forward-looking statements. Statements regarding Spotify’s future results of operations and financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. The words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “seek,” “believe,” “estimate,” “predict,” “potential,” “continue,” “contemplate,” “possible,” and similar words are intended to identify estimates and forward-looking statements. Spotify’s estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect our businesses and operations. Although Spotify believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to numerous risks and uncertainties and are made in light of information currently available to Spotify. Many important factors may adversely affect Spotify’s results as indicated in forward-looking statements. Moreover, Spotify operates in an evolving environment. New risk factors and uncertainties emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties, nor are they able to assess the impact of all of these risk on our business or the extent to which any risk, or combination of risks, may cause actual results to differ materially from those contained in any forward-looking statements. Spotify qualifies all of its forward-looking statements by these cautionary statements. See also “Risk Factors” described in the preliminary prospectus and in the final prospectus included in the Registration Statement.

The forward-looking statements included in the video are made only as of the date hereof. You should not rely upon forward-looking statements as predictions of future events. Although Spotify believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the future results, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither Spotify nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Spotify undertakes no obligation to update publicly any forward-looking statements for any reason after the date hereof to conform these statements to actual results or to changes in its expectations, except as may be required by law.

Spotify has filed a registration statement (including a prospectus) with the SEC relating to its ordinary shares to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Spotify has filed with the SEC for more complete information about Spotify and its ordinary shares. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

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